Exhibit 99.1

                             For Immediate Release

      KEYSPAN                                                  LIPA
Climate is everything                               Long Island Power Authority



                      KEYSPAN AGREES TO EXTEND LIPA OPTION
                             ON GENERATION PURCHASE

               Both KeySpan & LIPA Agree to No Further Extensions
                            Beyond December 15, 2005


Uniondale &  Hicksville,  NY - March 16, 2005 - The Long Island Power  Authority
(LIPA) and KeySpan Corporation today announced that an agreement has been reached to extend the window for LIPA's option to purchase KeySpan's Long Island generation assets to December 15, 2005. The purchase option was due to expire May 28, 2005.

"The parties have mutually agreed to extend LIPA's option to December 15, 2005 to allow LIPA sufficient time to complete its strategic review process," indicated Robert B. Catell, Chairman of KeySpan. "We are confident that KeySpan employees will continue to play an essential role in the operation of Long Island's energy system going forward."

"It's important that LIPA take this additional time to fully assess the implications of various alternative business structures and not make an isolated, or premature, decision regarding our option to purchase KeySpan's on-island generation assets," said LIPA Chairman Richard M. Kessel.

"We greatly appreciate KeySpan's ongoing cooperation and agree that there will be no further extension beyond December 15, 2005," Mr. Kessel said. "This is another indication of the strong and valued relationship between LIPA and KeySpan, and the success that we've had in making Long Island's electric grid the most reliable in the state."

In the short letter of agreement LIPA and KeySpan agreed to work together on a number of issues that may impact the future of both entities, including settlement of the Generation Purchase Right Agreement (GPRA), for the benefit of Long Island's electricity consumers.

A member of the Standard & Poor's 500 Index, KeySpan Corporation (NYSE:KSE) is the fifth largest distributor of natural gas in the United States and the largest in the Northeast, operating regulated gas utilities in New York, Massachusetts, and New Hampshire that serve 2.6 million customers. These customer-focused businesses are complemented by a portfolio of service companies that offer energy-related products, services, and solutions to homes and businesses. KeySpan is also the largest electric generator in New York State, with approximately 6,600 megawatts of generating capacity that provides power to
1.1 million customers of the Long Island Power Authority (LIPA) on Long Island and supplies approximately 25 percent of New York City's capacity needs. KeySpan also operates LIPA's transmission and distribution system under contract to LIPA. In addition to these assets, KeySpan has strategic investments in pipeline transportation, distribution, storage, and production. KeySpan has headquarters in Brooklyn, New England, and Long Island. For more information, visit KeySpan's web site at www.keyspanenergy.com.

LIPA, a non-profit electric utility, owns the retail electric system on Long Island and provides electric service to nearly 1.1 million customers in Nassau and Suffolk counties, and the Rockaway Peninsula in Queens. LIPA does not own any electric generation assets on Long Island. More information on LIPA is available at www.lipower.org.



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